Exhibit 10.4

SEVERANCE, STOCK AWARD, RELEASE OF ALL CLAIMS AND
NONCOMPETITION AGREEMENT

This Severance, Stock Award, Release of All Claims and Noncompetition Agreement ("Agreement") is entered into by and between Lana L. Hillebrand, herein after referred to, together with her heirs, executors, administrators, successors, assigns and personal representatives, as "Employee", and American Electric Power Company Inc., hereinafter referred to, together with all its past, present and future affiliated, parent and/or subsidiary organizations and divisions, and all past, present and future officers, directors, members, employees and agents of each, in both their individual and representative capacities, as the "Company".

In consideration of the promises set forth in this Agreement, Employee and the Company agree as follows:

1. Termination of Employment; Resignation. The parties acknowledge that Employee’s employment relationship with the Company will cease at the close of business on December 31, 2020 or such other date that Employee and the Company mutually agree (the “Termination Date”). Pending the Termination Date, the Company reserves the right to change the responsibilities of Employee. Employee hereby resigns effective at the close of business on the Termination Date, (a) as an employee of the Company, (b) to the extent she has not already then done so, from all Company boards, committees, and offices, including those of any parent, affiliate or subsidiary of the Company, and (c) from all administrative, fiduciary or other positions Employee may hold or have held relating to the Company. The Company consents to and accepts all such resignations. Employee agrees to make herself available for assigned duties and adhere to Company policy through and including the Termination Date. Employee further agrees to execute a release comparable to that set forth in this Agreement following her Termination Date.

2. Severance Payments. The Company shall provide:

(a)Employee (or Employee’s estate) a salary and bonus severance in the amount of $1,106,875 (the “Severance Amount”). The Company shall pay the Severance Amount to Employee according to the following payment schedule:

(i)As of the first regular payroll date of the Company that coincides with or immediately follows the date that is six months after the Termination Date, a payment of $553,437.50; and

(ii)The balance of such Severance Amount shall be paid in 13 equal bi-weekly installments as of such number of subsequent regular payroll dates of the Company.

Payment under this Section 2 shall be made by direct deposit, mailing to the last address provided by Employee to the Company or such other reasonable method as determined by the Company. Each payment shall be subject to such deductions as required by law that is not deducted from other amounts paid or payable to Employee.

(b)If Employee timely executes and returns this Agreement and continues to provide services to AEP up to and including the Termination Date, prorated severance vesting shall apply to Employee’s outstanding Restricted Stock Units (“RSU”). Severance vesting will also apply to Employee’s Performance Shares under the terms the applicable Performance Share Award Agreements, provided that employee works up to and including the Termination Date. Any RSUs and Performance Shares that do not vest upon employment termination will be canceled. All applicable tax withholding will apply to any RSU and Performance Share payments based on Employee’s last work location.

(c)Employee (or her surviving covered dependents) will have the option to continue medical and dental coverage at a reduced rate for up to twelve (12) months (i) under COBRA or (ii) if Employee is eligible for AEP retiree medical and/or dental benefits as of his or her Employment Termination Date, under the terms of the applicable retiree medical and/or dental benefit plan, as amended from time to time; provided, however, that such reduced rate shall cease at such time as Employee (or surviving covered dependent) is eligible for medical coverage either through Medicare or some other public program or through subsequent employment, whichever comes first, and whether or not Employee or dependent actually enrolls for such coverage. The reduced rate described in the immediately preceding sentence shall be the contribution rate charged by the Company to similarly situated active employees/dependents, as adjusted from time to time. Employee (or surviving covered dependents) shall complete and return all required forms to the Company and the insurance carriers in order to receive the benefits described in this Section. Employee (or surviving covered dependents) further agrees that she shall promptly notify the Company when an event as described in this paragraph 2(c) of this Agreement has occurred, which terminates Employee’s (or any surviving covered dependent’s) eligibility for continued benefit coverage or coverage at a reduced rate. Such notification shall be directed to: American Electric Power Service Corporation, Human Resources Department, Attn: Payroll Manager, 1 Riverside Plaza, Columbus, OH 43215, 1-888-AEP-BENE (1-888-237-2363.)

3. Other Payments.

(a)Stock Award under LTIP. The Company shall deliver to Employee $500,000 in unrestricted shares of Common Stock of American Electric Power Company, Inc. (the “Shares”) to Employee in accordance with the terms of the American Electric Power System Long-Term Incentive Plan (“LTIP”); with the number of shares to be delivered to be determined by dividing $500,000 by the closing market price on the Termination Date. The delivery of Shares shall be made after the Company determines that Employee has maintained continuous AEP employment through the Termination Date, with delivery to be made to an account set up for Employee’s benefit with a broker/dealer designated by the Company within a reasonable time (generally 3 days) after the Company has made that determination. Fractional Shares may instead be converted to cash or applied as additional income tax withholding at the Company’s option. The Shares and Executive shall remain subject to all applicable legal and regulatory restrictions such as insider trading restrictions and blackout periods. The Company may reduce the number of Shares delivered to Employee to satisfy tax-withholding obligations. This award is subject in all respects to the terms and provisions of the LTIP, all the terms and provisions of which are made a part of and incorporated in this Agreement (as if they were expressly set forth herein). In the event of any conflict between the terms of this section of the Agreement and the terms of the LTIP, the terms of the LTIP shall control.

(b)Incentive Compensation. No later than March 15, 2021, Employee will receive a payment, if applicable, under the Company’s Incentive Compensation Plan (“ICP”) for 2020. This payment, if any, will be made at approximately the same time and utilizing the same overall Award Score as the awards for other executive officer participants in the ICP receiving an incentive compensation payment for 2021, without individual discretionary adjustment, and will be calculated based upon the ICP eligible earnings of Employee for 2020, recognizing that the payments described in this Agreement shall not be considered ICP eligible earnings.

4. Consideration. Employee acknowledges that the benefits described in this Agreement are benefits to which Employee would not be entitled but for this Agreement.

5. Release and Waiver of Claims. In consideration of the foregoing benefits, subject to Section 10 of this Agreement (Protected Activity), Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, assigns and personal representatives, hereby releases and forever discharges the Company (as defined the first paragraph of this Agreement) and the Company’s long-term disability plans (including any trustees, custodians and administrators engaged in connection with the administration of claims or assets maintained in connection with any such plans) of and from any and all legal, equitable, and administrative claims and demands of every name, type, act and nature, arising out of or existing by reason of any known or unknown act or inaction whatsoever and occurring prior to execution of this Agreement. This release includes, but is not limited to, any claims, charges, complaints, grievances, causes of action (known or unknown), demands, injuries (whether personal, emotional or other), unfair labor practices, or suits arising, directly or indirectly, out of Employee's employment with and/or separation of employment from the Company, and includes, but is not limited to claims, charges, complaints, actions, demands or suits which may be, have, or might have been asserted, whether in contract or in tort, and whether under common law or under federal, state or local statute, regulation or ordinance. Claims, actions and demands released herein include but are not limited to those based on allegations of wrongful discharge, retaliation, personal injury and/or breach of contract; those arising under state or local discrimination, fair employment practices, and/or wage and hour laws; for West Virginia employees, those arising under the West Virginia Human Rights Act; those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”) and Executive Order 11246, (all as amended); those arising under the Uniformed Services Employment and Re-employment Rights Act of 1994 (“USERRA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Labor Management Relations Act (“LMRA”), the National Labor Relations Act (“NLRA”), and the Family and Medical Leave Act (“FMLA”); and those arising under applicable securities laws. Also released are any claims and demands related to entitlement to long-term disability benefits under any Company long-term disability plan. Excluded from this Agreement are any pending or as yet unaccrued worker’s compensation/occupational disease claims, vested pension benefits, claims which cannot be waived by law and those payments and benefits enumerated in the Summary of Benefits from Andrew R. Carlin to Employee, a copy of which is attached hereto as Exhibit A. Employee further does not release, discharge or waive any rights to indemnification or other protection that Employee may have under the By-Laws or Resolutions of the Company, the laws of the States of New York and/or Ohio, any indemnification agreement between Employee and the Company, or any insurance coverage maintained by or on behalf of the Company (including but not limited to Director and Officer insurance), nor will the Company take any action, directly or indirectly, to encumber or adversely affect Employee’s rights under any such indemnification arrangement or insurance. Further, the release contained in this Section will not affect any rights granted to Employee, or obligations of the Company, under the terms of this Agreement. Employee is waiving any right to recover any individual relief from the Company (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on Employee's behalf against the Company pertaining to events occurring prior to execution of this Agreement. Employee further waives any claim Employee may have for reemployment with the Company.

6. Agreement Not to Compete. Employee agrees not to, during the 12 month period following Employee’s Termination Date (the “Restricted Period”), without the Company’s prior written consent, for any reason, directly or indirectly either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, become engaged or involved, in a manner that relates to or is similar in nature to the specific duties performed by Employee at any time during Employee’s employment with the Company, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that directly competes with the Company in

(i)    the business of the harnessing, production, transmission, distribution, marketing or sale of electricity;or the development or operation of transmission facilities or power generation facilities; or

(ii)    any other business in which the Company is engaged at the termination of the Employee's employment with the Company.

The provisions of this Section 6 shall be limited in scope and be effective only within one or more of the following geographical areas: (A) any state in the United States where the Company has at least U.S. $25 million in capital deployed as of Employee’s Termination Date; or (B) any state or country with respect to which the Company conducted a business, which, or oversight of which, constituted any part of Employee’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

7. Cessation of Employment and (where applicable) LTD Benefits. If Employee has any claim of any benefit entitlement attributable to a disability of Employee, Employee further acknowledges and understands that, as a consequence of accepting the benefits referenced in this Agreement, and signing this Agreement, Employee’s employment with the Company is terminated, the payment (if applicable) of any long-term disability benefits will cease, any claim of entitlement to long-term disability benefits is released, and that any existing reduction of employee contributions toward the cost of medical, dental, life and any other coverages will also cease, subject to Employee’s rights to continuation of coverages pursuant to applicable law. In any event, Employee acknowledges that Employee shall no longer be entitled to any continued employment with the Company.

8. Acknowledgement of Covenants. Employee reaffirms that Employee shall comply with the provisions in Article VI of the American Electric Power Executive Severance Plan, as amended (the “Executive Severance Plan”), during and after the Employee’s employment with the Company. Without intending to limit the scope of the preceding sentence, Employee hereby acknowledges that Section 6.2 of that Executive Severance Plan was amended October 24, 2016 (after the Executive signed the Acknowledgement of Eligibility & Agreement to Comply with Conditions for the Plan) to read as follows (understanding that references to the “Eligible Employee” are references to “Employee”):

“Section 6.2 Confidential Information.

“(a) The Eligible Employee acknowledges that all Confidential Information (as defined below) shall at all times remain the property of the AEP System Companies. For purposes of this Plan, “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Eligible Employee or known by the Eligible Employee as a consequence of or through the Eligible Employee’s employment, which is not generally known to the public or in the industry in which the AEP System Companies are or may become engaged, about the AEP System Companies’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AEP System Companies from outside sources is Confidential Information unless and until it is designated otherwise.

“(b) The Eligible Employee will safeguard, to the extent possible in the performance of his work for the AEP System Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Eligible Employee’s duties to the AEP System Companies or as may be compelled by law or appropriate legal process, the Eligible Employee will not, during his employment by the AEP System Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the AEP System Companies to do so; provided, however, that the foregoing shall not prohibit or impede the Eligible Employee from reporting an act or event, that the Eligible Employee in good faith believes is a violation of law, to a relevant law-enforcement agency (such as a federal, state or local law enforcement agency or official), or to a federal, state or local government agency, such as the Securities and Exchange Commission, the Internal Revenue Service, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration or the Department of

Labor, or from cooperating in an investigation conducted by or communicating with such a government agency, or otherwise making disclosures to such an agency, in each case, that are protected under federal, state or local whistleblower laws (“Permissible Disclosures”).

“Moreover, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), (i) no individual will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who is pursuing a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose trade secret information to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document that contains or reflects the trade secret under seal; and (B) does not disclose any trade secret except as permitted by court order.

“An Eligible Employee does not need the prior authorization of (or to give notice to) the AEP System Companies regarding any such Permissible Disclosures or disclosures protected by the DTSA. Notwithstanding the foregoing, no provision in this Plan or in any Release shall be construed or interpreted as authorization from the AEP System Companies for an Eligible Employee to disclose any information covered by the AEP System Companies’ attorney-client or attorney work product privileges or a waiver of any such privilege.”

9. No Admission of Liability. Employee understands that the Company believes that Employee has no valid claim against the Company. The fact that this Agreement is offered to the Employee in the first place will not be understood as an indication that the Company believes that Employee has been injured, discriminated against or treated unlawfully in any respect.

10. Protected Activity. (A) Employee understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages Employee from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, or public safety concern to the U.S. Nuclear Regulatory Commission (NRC) or the U.S. Department of Labor (DOL). Employee further understands and acknowledges that the provisions of this Agreement are not intended to restrict Employee’s communication with, or full cooperation in, proceedings or investigations by any agency relating to nuclear regulatory or safety issues. Employee understands that nothing in the Agreement waives Employee’s right to file a claim with the DOL pursuant to Section 211 of the Energy Reorganization Act, but Employee expressly waives Employee’s right to recover any and all damages or other equitable relief, including, but not limited to reinstatement, back pay, front pay, compensatory damages, attorney fees or costs, that may be awarded to the Employee by the DOL as a result of such a claim.

(B) Nothing in this Agreement (including but not limited to the release and waiver of claims and the confidentiality, cooperation, non-disparagement, return of property and any other limiting provisions) (1) affects or limits Employee’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act (where Employee is age 40 or older) or (2) prevents Employee from filing a charge or complaint with, from communicating with or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, the Internal Revenue Service, the Department of Justice or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information. This Agreement does not limit any right Employee may have, where eligible, to receive an award from a government agency (and not the Company) for information provided to the government agency.

11. Enforcement of Certain Covenants. It is recognized that damages in the event of breach of the covenants set forth in sections 5 (Non-competition) and 7 (form Article VI of the Executive Severance Plan) by Employee would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right that the Company may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude the Company from pursuing any other rights or remedies at law or in equity, which the Company may have.

12. Return of Property. All Company computers, files, access keys, desk keys, ID badges and credit cards, and such other property of the Company as the Company may reasonably request, in Employee’s possession must be returned no later than the Termination Date, or prior thereto if requested by the Company. Except to the extent inconsistent with Company policy in effect as of the Termination Date and upon the Request made by the employee at least 3 business days prior to the Termination Date:

(i) The Company shall assign to Employee the telephone number then in effect with respect to the cell phone device issued to Employee as of the Termination Date; and

(ii) Once the Company is satisfied that it is able to remove to the Company’s satisfaction all Company confidential information to which the device may have had access:

(A) the Company shall transfer to Employee ownership of the cell phone assigned to Employee as of the Termination Date; and

(B) The Company shall give Employee the opportunity to purchase the tablet computer assigned to Employee as of the Termination Date at a price based on the Company’s estimate of the then market value of that device.

13. Entire Agreement. Employee and the Company acknowledge that this Agreement contains the entire agreement and understanding of the parties and that no other representation or agreement of any kind whatsoever has been made to Employee by the Company or by any other person or entity to cause Employee to sign this Agreement.

14. Applicable Law . This Agreement shall be governed and interpreted in accordance with the laws of Ohio and applicable federal law.

15. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Company and Employee agree that such determination shall not affect the other provisions and that all other provisions shall be enforced as if the invalid provision were not a part of this Agreement.

16. EMPLOYEE NOTICE: PLEASE READ CAREFULLY BEFORE SIGNING THIS SEVERANCE, RELEASE OF ALL CLAIMS AND NONCOMPETITION AGREEMENT.
YOU HAVE TWENTY-ONE (21) CALENDAR DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT. SHOULD YOU SIGN THE AGREEMENT, YOU HAVE THE RIGHT TO REVOKE IT, IN WRITING, FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER YOU SIGN IT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED.

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU MAY HAVE RIGHTS OR CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR OLDER WORKERS BENEFIT PROTECTION ACT. IF YOU WORK IN WEST VIRGINIA, YOU ARE FURTHER ADVISED THAT THE TOLL FREE NUMBER OF THE WEST VIRGINIA STATE BAR ASSOCIATION IS 1-800-642-3617.

17. Conclusion. The parties have read the foregoing Severance, and Release of All Claims and Noncompetition Agreement and fully understand it. They now voluntarily sign this Agreement on the date indicated, signifying their agreement and willingness to be bound by its terms.

Employee	American Electric Power Company, Inc.

/s/ Lana L. Hillebrand	By /s/ Nick K. Akins
Lana L. Hillebrand	Nick K. Akins

Date 10/21/20	Date 10/22/20
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